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                                                                   EXHIBIT 10.16

                                INTERVOICE, INC.

                              EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is signed on September _____, 1999, and effective as of, July 15, 1999, between BRITE VOICE SYSTEMS, INC. a Kansas corporation (the "Company"), and DONALD R. WALSH (the "Employee").

                                   WITNESSETH:

WHEREAS, the Employee and the Company desire to enter into this Agreement to provide for certain terms and conditions of Employee's employment by the Company.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1.   DEFINITIONS.

In addition to the words and terms elsewhere defined in this Agreement, the following words and terms as used herein shall have the following meanings, unless the context or use indicates a different meaning:

     "Cause" means (a) any act by the Employee that is materially adverse to the best interests of the Company and which, if the subject of a criminal proceeding, could result in a criminal conviction for a felony or (b) the negligent or willful failure by the Employee to substantially perform his duties hereunder, which duties are within the control of the Employee (other than the failure resulting from the Employee's incapacity due to physical or mental illness), provided, however, that the Employee shall not be deemed to be terminated for Cause under this subsection (b) unless and until (1) after the Employee receives written notice from the Company specifying with reasonable particularity the actions of the Employee which constitute a violation of this subsection (b) and (2) within a period of 30 days after receipt of such notice (and during which the violation is within the control of the Employee), the Employee fails to reasonably and prospectively cure such violation.

     "Common Stock" means the Company's common stock, no par value per share.

     An "Event of Default" means the occurrence of any of the following events, unless remedied or otherwise cured within 30 days after the Company's receipt of written notice from the Employee of such event, (a) a breach by the Company of any of its express or implied obligations under this Agreement, (b) without his prior concurrence, the Employee is assigned any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status at the commencement of the term of this Agreement in material respects, or (c) the


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Employee's base compensation is reduced or any other failure by the Company to comply with Section 4.

2.   EMPLOYMENT.

     The Company hereby employs the Employee and the Employee hereby accepts employment on the terms and conditions set forth herein.

3.   TERM.

          The term of this Agreement, unless expressly extended by a written agreement signed by both parties, shall be the one-year period commencing as of the effective date of this Agreement unless sooner terminated in accordance with the provisions herein regarding termination (the "Employment Term").

4.   COMPENSATION.

     (a) Base Salary. For all services rendered by the Employee under this Agreement, the Company shall pay the Employee a base salary of one hundred ninety thousand dollars ($190,000) per year (as any time adjusted in accordance with this Section 4(a), the "Base Salary"). Such salary shall be payable in equal monthly installments in accordance with the customary payroll policies of the Company in effect at the time such payment is made. On or about the anniversary date of this Agreement each year during the term hereof, the Compensation Committee of the Company shall review Employee's performance for the prior year and may make such adjustments in base salary from time to time at their discretion as the Employee and the Company may agree.

     (b) Annual Bonus. Effective for the remainder of the fiscal year for InterVoice, Inc. ("InterVoice") ending February 28, 2000 and continuing with respect to each subsequent fiscal year thereafter during the term of this Agreement, the Company will pay the Employee incentive compensation in an amount up to but not exceeding Employee's then current annual Base Salary and based on the Employee's then current Incentive Plan as provided to the Employee by the Company. Certain parameters for the Employee's Incentive Plan for InterVoice's fiscal year ending February 28, 2000 are attached as Schedule A, and incorporated into this Agreement by this reference. The final Incentive Plan for fiscal 2000 will be consistent with the parameters set forth on Schedule A and will be provided to Employee by the Company.

     (c) Benefits. The Employee shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company, or by any successor to the Company under this Agreement, in the future to its similarly situated officers and key management personnel, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to


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be in lieu of the salary and bonuses payable to the Employee pursuant to
Subsections 4(a) and (b). In addition, the Company currently has a director and officer insurance policy which provides insurance for the Company's directors and officers in accordance with its terms.

     (d) Stock Option. In consideration of the Employee's execution of this Agreement, and subject to shareholder approval of InterVoice's proposed 1999 Stock Option Plan at the annual meeting of shareholders of InterVoice on August 17, 1999, InterVoice will grant an option to purchase 100,000 shares of InterVoice's Common Stock to the Employee pursuant to the Company's 1999 Stock Option Plan. The exercise price for such option will be the closing price for InterVoice's Common Stock on the Nasdaq National Market on the date of grant (which will be August 17, 1999 if the Plan is approved by shareholders), and the option will become exercisable in three equal amounts on the first three annual anniversaries of the date of grant. The option will be a "nonqualified" option that is not intended to be, nor treated as, an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The option will be subject to the terms and conditions of InterVoice's standard form of Nonqualified Stock Option Agreement.

     (e) Sinning Bonus and Anniversary Bonus. In accordance with the general payroll practices of the Company (including authorized or legally required payroll deductions), the Company shall pay to Employee: (i) within seven (7) days after the commencement date of this Agreement, $50,000 (the "Signing Bonus"); and (ii) within seven (7) days after the one-year anniversary of the commencement date of this Agreement, provided Employee remains an employee of the Company through such one-year anniversary date, $50,000 (the "Anniversary Bonus"). If Employee voluntarily terminates employment with the Company during the Employment Term for any reason (including, without limitation, to accept a new job or to retire), or if Employee's employment with the Company is terminated for Cause in accordance with this Agreement, then Employee shall not receive the Anniversary Bonus and, within five (5) business days of the date of any such termination of employment, repay the entire amount of the Signing Bonus. If the Signing Bonus becomes repayable by Employee, the Employee hereby authorizes the Company to offset from final payments (including, without limitation, expense reimbursements, salary, wages, commissions, bonuses, incentive pay, short-term disability pay, and vacation), to the full extent permitted by applicable law, up to the full amount of any repayment due the Company.

     (f) Expenses. Upon receipt of itemized vouchers, expense account reports, and supporting documents submitted to the Company in accordance with the Company's procedures from time to time in effect, the Company shall reimburse the Employee for all reasonable and necessary travel, entertainment, and other reasonable and necessary business expenses incurred ordinarily and necessarily by the Employee in connection with the performance of his duties hereunder.

     (g) Vacation. For vacation purposes, the Employee shall be subject to InterVoice's standard vacation policy based on his aggregate years of employment with both the Company and InterVoice.


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5.   POSITION, DUTIES, EXTENT OF SERVICES AND SITUS.

     (a) Position and Duties. Employee shall serve as an Executive Vice President of the Company's parent company, InterVoice, and shall have supervision and control over, and responsibility for, key functions (as specified by the Company and/or InterVoice) for InterVoice's and the Company's sales of network and business systems to Europe, the MidEast, Africa and the Pacific Rim, and the Employee shall have such other powers and duties as may from time to time be prescribed, provided that such duties are reasonable and customary for an Executive Vice President.

     (b) Extent of Services. The Employee shall devote substantially all of his business time, attention, and energy to the business and affairs of the Company and InterVoice and shall not during the term of his employment under this Agreement engage in any other business activity which could constitute a conflict of interest, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage. This provision shall not be construed as preventing the Employee from managing his current investments or investing his assets in such form or manner as will not require any services on the part of the Employee in the operation and the affairs of the companies in which such investments are made, subject to the provisions of Sections 6 and 27.

6.   COVENANT NOT TO COMPETE.

     (a) The Employee acknowledges that (i) as a result of his position with the Company he will receive specialized and unique training and knowledge concerning the Company, its business, its customers and the industry in which it competes,
(ii) the Company's business, in large part, depends upon its exclusive possession and use of the Proprietary Information (as defined in Section 27),
(iii) the Company is entitled to protection against the unauthorized disclosure or use by the Employee of the Proprietary Information or the training and knowledge received by the Employee and (iv) he has received in this Agreement good and valuable consideration for the covenants he is making in this Section 6 and in Section 27, including but not limited to the Company's agreement to provide Employee with the matters described in subsection (a)(i) of this Section. The Company and the Employee acknowledge and agree that the covenants contained in this Section 6 and in Section 27 are reasonably necessary for the protection of the Company and are reasonably limited with respect to the activities they prohibit, their duration, their geographical scope and their effects on the Employee and the public. The parties acknowledge that the purpose and effect of the covenants are to protect the Company from unfair competition by the Employee.

     (b) Except as provided in the last sentence of this Section 6(b), during the period in which the Employee renders services to the Company under this Agreement and for twelve (12) months thereafter, the Employee shall not, without the written consent of the Company, own, manage, operate, control, serve as an officer, director, employee, partner or consultant of or be connected in any way with or have any interest in any corporation, partnership,


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proprietorship or other entity which carries on business activities in the call automation and/or voice automation industry or industries in any state of the United States or in any foreign country in which the Company has sold or installed its products or systems or has definitive plans to sell or install its products at any time prior to or at the time of the date of termination of the Employee's employment; except that the Employee may own up to 1% of the shares of any publicly-owned corporation, provided that none of his other relationships with such corporation violates such covenant. Notwithstanding the foregoing, the provisions of this Section 6 shall not apply if the Employee's employment with the Company under this Agreement is terminated (i) by the Company, unless the Employee is terminated in accordance with Section 7 or for Cause in accordance with Subsection 9(a), or (ii) at the election of the Employee after the occurrence of an Event of Default which has not been waived in writing.

     (c) The Company and the Employee hereby agree that in the event that the noncompetition covenants contained herein should be held by any court or other constituted legal authority of competent jurisdiction to be effective in any particular area or jurisdiction only if said covenants are modified to limit their duration, geographical area or scope, then the parties hereto will consider Section 6 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court or other constituted legal authority and, as to all other jurisdictions or political subdivisions thereof, the noncompetition covenants contained herein will remain in full force and effect as originally written. The Company and the Employee further agree that in the event that the noncompetition covenants contained herein should be held by any court or other constituted legal authority of competent jurisdiction to be void or otherwise unenforceable in any particular area or jurisdiction notwithstanding the operation of this Section 6(c), then the parties hereto will consider this Section 6 to be amended and modified so as to eliminate therefrom that particular area or jurisdiction as to which such noncompetition covenants are so held void or otherwise unenforceable, and, as to all other areas and jurisdictions covered by the noncompetition covenants, the terms and provisions hereof shall remain in full force and effect as originally written.

     (d) The Employee recognizes and acknowledges that the Company would suffer irreparable harm and substantial loss if the Employee violated any of the terms and provisions of this Section 6 or Section 27 and that the actual damages which might be sustained by the Company as the result of any breach of this Section 6 or Section 27 would be difficult to ascertain. The Employee agrees, at the election of the Company and in addition to, and not in lieu of, the Company's right to terminate the Employee's employment and to seek all other remedies and damages which the Company may have at law and/or equity for such breach, that the Company shall be entitled to an injunction restraining the Employee from breaching any of the terms or provisions of this Section 6 or Section 27.







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7.   COMPENSATION IN THE EVENT OF DISABILITY.

     (a) Disability. If the Employee becomes disabled during the term of this Agreement the Company shall cause to be paid to the Employee an amount equal to his base salary in effect at the time of disability under Subsection 4(a), for the shorter of the duration of the disability or the remainder of the term of this Agreement and, subject to the provisions of Section 22, with no liability on its part for further payments to the Employee during the duration of the disability. Subject to Subsection 7(b) below, full compensation shall be reinstituted upon his return to employment and resumption of his duties. For purposes of this Subsection 7(a) the Employee shall be deemed "disabled" when he is unable, notwithstanding any reasonable accommodation required by law, for a period of 90 consecutive days, to perform the essential functions of his employment position due to bodily injury or disease or any other physical or mental incapacity.

     (b) Complete Disability. The Company shall have the right to terminate the Employee's employment under this Agreement prior to the expiration of the term upon the "Complete Disability" of the Employee as hereinafter defined (provided, however, that the obligations of the Company under Subsection 7(a) shall not terminate). The term "Complete Disability" as used in this Subsection 7(b) shall mean (i) the total inability of the Employee, despite any reasonable accommodation required by law, due to bodily injury or disease or any other physical or mental incapacity, to perform the services provided for hereunder for a period of 120 days, in the aggregate, within any given period of 180 consecutive days during the term of this Agreement, in addition to any statutorily required leave of absence, and (ii) where such inability will, in the opinion of a qualified physician (reasonably acceptable to Employee), be permanent and continuous during the remainder of the term of this Agreement.

8.   COMPENSATION IN THE EVENT OF DEATH.

     If the Employee dies during the term of his employment, the Company shall pay to such person as the Employee shall designate in a notice filed with the Company, or, if no such person shall be designated, to his estate as a death benefit, his base salary in effect at the time of his death pursuant to Subsection 4(a), in equal semi-monthly installments on the first and fifteenth day of each month immediately succeeding his death, for a period of months (not exceeding 12) determined by multiplying the number of complete 12-month periods of employment of the Employee by the Company (comprised of the entire period of time Employee has been employed by the Company in addition to the term of this Agreement) by two, in addition to any payments the Employee's spouse, beneficiaries, or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy maintained by the Company, and, except for any obligations of the Company under Section 22, all other obligations of the Company hereunder shall cease at the time of the Employee's death.






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9.   TERMINATION.

     (a) Upon at least 30 days' prior written notice to the Employee, the Company may terminate the Employee's employment with the Company under this Agreement only for Cause or in accordance with Section 7 and, subject to the provisions of Sections 7 and 22, with no liability on its part for further payments to the Employee. The Company may effect a termination for Cause pursuant to this Subsection 9 (a) only by the affirmative vote of a majority of the members of the Board of Directors of the Company. In voting upon such termination for Cause, if the Employee is also a member of the Board of Directors of the Company (it is not currently contemplated that Employee will be elected to the Board of Directors), then he may not vote on, and will not be considered present for any purpose with respect to, a matter presented to the Board of Directors of the Company pursuant to this Subsection 9 (a).

     (b) The Employee may terminate his employment with the Company under this Agreement by giving at least 90 days' prior written notice of his desire to terminate employment to the Board of Directors of the Company. If the Employee's employment with the Company under this Agreement is terminated pursuant to this Subsection 9(b), the Employee will continue to accrue and receive his base salary in effect at the time pursuant to Subsection 4(a) through the date of termination with no liability on the part of the Company for further payments to the Employee, subject to the provisions of Section 22.

     (c) If the Employee's employment with the Company is terminated by the Company without Cause or if the Employee terminates his employment with the Company following the occurrence of an Event of Default which has not been waived in writing by the Employee, the Employee will continue to accrue and receive his base salary in effect at the time pursuant to Subsection 4(a) through the date of termination and will be entitled to receive the benefits provided for under Section 10 (unless the Employee's employment is terminated in accordance with Section 7) with no liability on the part of the Company for further payments to the Employee, subject to the provisions of Sections 4(e), 7 and 22.

10.  COMPENSATION AFTER CERTAIN TERMINATIONS.

     If the Employee's employment with the Company is terminated (whether such termination is by the Employee or by the Company) at any time during the term of this Agreement for any reason other than (a) termination by the Company for Cause in accordance with Subsection 9(a); (b) termination by the Company in accordance with Section 7; (c) the Employee's death; or (d) termination at the election of the Employee pursuant to Subsection 9(b); then, within five days after the date of such termination, (i) the Remaining Base Compensation (as herein defined) which would have been paid to the Employee during the remainder of the term of this Agreement if termination had not occurred shall become due and payable and shall be paid to the Employee in a single lump sum in cash, and
(ii) all stock options granted to Employee pursuant to Subsection 4(d) hereof which are not then exercisable shall, notwithstanding the provisions of any other agreement, become immediately exercisable


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and shall remain exercisable until they are exercised or until they otherwise would expire in accordance with the terms of the Stock Option Plan and agreement applicable to the exercise of stock options following termination of employment. For purposes of this Section 10, the "Remaining Base Compensation" shall mean an amount equal to the annual Base Salary payable to the Employee pursuant to Subsection 4 (a) at the time of termination and the Anniversary Bonus.

11.  MITIGATION.

     The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of the termination of the Employee's employment with the Company, or otherwise.

12.  ENTIRE AGREEMENT.

     This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements, and understandings relating to such subject matter, and may be modified or amended only by an instrument in writing signed by the parties hereto.

13.  LAW TO GOVERN.

     This Agreement is executed and delivered in the State of Texas and shall be governed, construed and enforced in accordance with the laws of the State of Texas, except that the arbitration provision of Section 28 is governed by the Federal Arbitration Act.

14.  ASSIGNMENT.

     This Agreement is personal to the parties, and, except as expressly set forth in this Section 14, neither this Agreement nor any interest herein may be assigned (other than by will or by the laws of descent and distribution) without the prior written consent of the parties hereto nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy, or other legal process of any kind against the Employee or any of his beneficiaries or any other person. Notwithstanding the foregoing, the Company shall be permitted to assign this Agreement without Employee's consent, to InterVoice, or to any corporation or other business entity succeeding to substantially all of the business and assets of the Company and/or InterVoice by merger, consolidation, sale of assets, or otherwise, if the Company and/or InterVoice obtains the assumption of this Agreement by such successor. Failure by the Company and/or InterVoice to obtain such assumption prior to the effectiveness of such succession by any such corporation or other business entity, with the exception of InterVoice, shall be a breach of this Agreement and shall entitle the Employee to receive compensation from the Company under this Agreement in the same amount and on the same terms as he


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would be entitled to hereunder if his employment had been terminated without
Cause, and, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination.

15.  BINDING AGREEMENT.

     Subject to the provisions of Section 14 of this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Company and the Employee and their respective representatives, successors, and assigns.

16.  REFERENCES AND GENDER.

     All references to "Sections" and "Subsections" contained herein are, unless specifically indicated otherwise, references to sections and subsections of this Agreement. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of either gender shall include the other gender where appropriate.

17.  WAIVER.

     No waiver of any right under this Agreement shall be deemed effective unless the same is set forth in writing and signed by the party giving such waiver, and no waiver of any right shall be deemed to be a waiver of any such right in the future.

18.  NOTICES.

     Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and will be deemed to be delivered when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party or parties at 17811 Waterview Parkway, Dallas, Texas 75252, or at such other addresses as may have theretofore been specified by written notice delivered in accordance herewith.

19.  OTHER INSTRUMENTS.

     The parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the terms of this Agreement.

20.  HEADINGS.

     The headings used in this Agreement are used for reference purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.




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21.  INVALID PROVISION.

     Any clause, sentence, provision, section, subsection, or paragraph of this Agreement held by a court of competent jurisdiction to be invalid, illegal, or ineffective shall not impair, invalidate, or nullify the remainder of this Agreement, but the effect thereof shall be confined to the clause, sentence, provision, section, subsection, or paragraph so held to be invalid, illegal or ineffective.

22.  RIGHTS UNDER PLANS AND PROGRAMS.

     Anything in this Agreement to the contrary notwithstanding, no provision of this Agreement is intended, nor shall it be construed, to reduce or in any way restrict any benefit to which the Employee may be entitled under any other agreement, plan, arrangement, or program providing benefits for the Employee which is not referenced in this Agreement or in a Schedule to this Agreement.

23.  MULTIPLE COPIES.

     This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The terms of this Agreement shall become binding upon each party from and after the time that he or it executed a copy hereof. In like manner, from and after the time that any party executes a consent or other document, such consent or other document shall be binding upon such parties.

24.  WITHHOLDING OF TAXES.

     The Company may deduct and withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or government regulation or ruling.

25.  ENFORCEABILITY

     Each party to this Agreement acknowledges and represents that such party has all requisite rights, power and authority to enter into this Agreement, and that this Agreement, the terms and conditions of this Agreement, and the transactions and obligations contemplated by this Agreement, will not result in a breach of any agreement the party has with any third party.

26.  SET OFF OR COUNTERCLAIM.

     Except with respect to any claim against or debt or other obligation of the Employee to the Company properly recorded on the books and records of the Company or referred to in this Agreement, there shall be no right of set off or counterclaim against, or delay in, any payment by the Company to the Employee or his beneficiaries provided for in this Agreement in respect


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of any claim against or debt or other obligation of the Employee, whether arising hereunder or otherwise.

27.  ASSIGNMENT, PROTECTION AND CONFIDENTIALITY OF PROPRIETARY INFORMATION.

     The Employee acknowledges and agrees that all items of the Company's Proprietary Information constitute valuable, special and unique assets and trade secrets of its business, which provide to the Company a competitive advantage over others who do not have access thereto and access to which is essential to the performance of the Employee's duties hereunder. The Employee shall not, during the term of this Agreement or thereafter, use or disclose any Proprietary Information that is not otherwise publicly available, in whole or in part, for his benefit or for the benefit of any other person or party, except for the Company. As used herein, "Proprietary Information" includes, but is not limited to, customer lists and prices, whether current or prospective, product designs or other product information, experimental developments and other research and development information, testing processes, marketing studies and research activities, and any other trade secrets concerning the Company, its shareholders, officers, directors, employees, business prospects, customers, transactions, finances, affairs, opportunities, operations, properties or assets. The Employee further agrees that all inventions, devices, compounds, processes, formulas, techniques, improvements and modifications which he may develop, in whole or in part, during the term of his employment or through or with the facilities, equipment or resources of the Company shall be and remain the sole and exclusive property of the Company. The Employee agrees to deliver to the Company at any time the Company may request, all memoranda, notes, plans, records, reports, and other documents (including copies thereof and all embodiments thereof whether in computerized form or any other medium) relating to the business or affairs of the Company or its subsidiaries which he may then possess or have under his control. The Employee shall maintain in good condition all tangible and other forms of Proprietary Information in the Employee's custody or control until his obligations under the preceding sentence are satisfied. The Employee agrees to execute all documents and take such other actions as may be required to comply with this Section.

28.  ARBITRATION.

     Any dispute arising in connection with this Agreement or in any way arising out of or related to the employment relationship between the Employee and the Company, or the termination of that relationship, including any claim of unlawful discrimination, shall be finally resolved by arbitration in Dallas, Texas, governed by the Federal Arbitration Act and conducted pursuant to and in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Either the Company or the Employee may request arbitration by sending written notice to the other party. In any such arbitration, the only issues to be considered and determined by the arbitrator(s) shall be issues pertaining to legal and equitable rights and obligations of the parties under this Agreement and any applicable law. A decision and award of the arbitrator(s) shall be final, and may be


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entered in any court having jurisdiction thereof, and application may be made to such court for judicial acceptance and/or an order enforcing such decision and/or award. Judicial review of any decision or award shall be in accordance with the Federal Arbitration Act, except that review of any award of punitive or exemplary damages shall be conducted as if the award of such damages were made by a jury sitting in a federal district court in Dallas, Texas. In the event the arbitrator(s) determine there is a prevailing party in the arbitration, the prevailing party shall recover from the losing party all costs of arbitration, including but not limited to the fees of the arbitrator(s) and reasonable attorneys' fees incurred by the prevailing party. The provisions of this Section 28 shall not be construed to limit or to preclude either party from bringing an action in any court of competent jurisdiction for injunctive relief.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


                                BRITE VOICE SYSTEMS, INC.


                                By: /s/ DAVID BERGER
                                   ---------------------------------------------
                                Name:  David Berger
                                    --------------------------------------------
                                Title: President and Chief Operating Officer
                                     -------------------------------------------

                                EMPLOYEE

                                /s/ DONALD R. WALSH
                                ------------------------------------------------
                                Name:  Donald R. Walsh
                                     -------------------------------------------




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
                                   SCHEDULE A



The details of the annual bonus will need to be structured in detail based on plan levels to be established as part of completing the merger and integration plans. However, the following are the key components and levels that will be followed:

PLAN COMPONENTS

o    InterVoice Revenue/Earnings

o    Operating Unit Revenue/Earning (Expense)

o    Individual Objectives

* PAYOUT

o    Plan Performance Results in Bonus = 50% of Base Salary

o    Thresholds - 80% of Plan Performance = $0 Payout

o    Maximum Payout = 100% of Base Salary under the Overdrive Plan

o    Overdrive Plan

           o   Payout = 2X at 120% of Plan Performance

           o   X = 50% of Base Salary


 * Employee will be employed under this Agreement for only eight months of InterVoice's fiscal year ending February 28, 2000; accordingly, Employee's bonus under this Agreement for such fiscal year will be pro-rated based on the eight-month period between the effective date of this Agreement and the end of the fiscal year (i.e., for fiscal 2000, the Maximum Pay-out under this Agreement cannot exceed two-thirds of Employees' annual Base Salary). Any quarterly bonus payable to Employee by Company for any Company calendar quarter completed prior to the effective date of this Agreement will be paid to Employee in accordance with Employee's quarterly bonus plan in effect prior to the effective date of this Agreement.















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